UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2025

(Date of Report, Date of earliest event reported)

RANPAK HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-38348	98-1377160
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7990 Auburn Road

Concord Township, Ohio 44077

(Address of principal executive offices) (Zip Code)

(440) 354-4445

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PACK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On June 27, 2025, the Board of Directors (the “Board”) of Ranpak Holdings Corp. (the “Company”) appointed Paul Aram, age 64, as Chief Operating Officer. Mr. Aram's appointment will become effective upon his joining the Company on a date to be mutually agreed.

Prior to his appointment as Chief Operating Officer, Mr. Aram served as the Global Supply Chain and Operations Director at IDEX Corp since January 2024. Mr. Aram served as the Vice President of Global Operations at Ingersoll Rand Inc. from May 2019 to December 2023. There are no arrangements or understandings between Mr. Aram and any other person pursuant to which Mr. Aram was appointed to serve as the Chief Operating Officer of the Company. There are no family relationships between Mr. Aram and any of the Company’s directors or executive officers.

In connection with his role as Chief Operating Officer, the Company entered into an employment agreement with Mr. Aram, which became effective as of June 30, 2025 (the “Aram Employment Agreement”), pursuant to which Mr. Aram receives (i) an annual base salary of €310,000 and a target cash bonus equal to 40% of the annual base salary, and (ii) a one-time new hire award consisting of 5,000 PRSUs and 5,000 RSUs. Mr. Aram will also be eligible to participate in and be covered by all employee benefit programs maintained by the Company on the same terms as are generally applicable to other senior executives of the Company, subject to his meeting applicable eligibility requirements. Mr. Aram’s base salary and target annual bonus will be subject to periodic review and adjustment from time to time in the discretion of the Board or the Compensation Committee.

The foregoing description of the Aram Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement which is filed as Exhibit 10.1 to this Current Report and incorporated by reference.

Departure of Managing Directors

On July 3, 2025, the Company announced that Eric Laurensse will be departing as the Company’s Managing Director, Europe, effective on August 1, 2025 and Antonio Grassotti will be departing as the Company’s Managing Director, APAC, effective on July 31, 2025. The departures of Mr. Laurensse and Mr. Grassotti do not involve a disagreement on any matter relating to the Company’s operations, policies or practices. In connection with their departures, Mr. Laurensse and Mr. Grassotti have each agreed to a separation agreement and general release with the Company. The separation agreement and general release with Mr. Laurensse provides that in connection with Mr. Laurensse’s departure, his outstanding annual equity awards with respect to 76,641 restricted stock units scheduled to vest in 2026 will continue to vest under the terms of the 2019 Omnibus Incentive Plan and the applicable award agreements. The separation agreement and general release with Mr. Grassotti provides that in connection with Mr. Grassotti’s departure, his outstanding annual equity awards with respect to 49,965 restricted stock units scheduled to vest in 2026 will continue to vest under the terms of the 2019 Omnibus Incentive Plan and the applicable award agreements.

The foregoing descriptions of the separation agreements and general releases with Mr. Laurensse and Mr. Grassotti contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements which are filed as Exhibit 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Employment Agreement by and between the Company and Paul Aram, dated July 1, 2025
10.2	Separation Agreement and General Release by and between the Company and Eric Laurensse, dated June 30, 2025
10.3	Separation Agreement and General Release by and between the Company and Antonio Grassotti, dated July 2, 2025
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

* Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions are both not material and are the type of information that the registrant treats as private or confidential. The registrant agrees to supplementally furnish an unredacted copy of this exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANPAK HOLDINGS CORP.

Date: July 3, 2025	By:	/s/ William Drew
William Drew
Executive Vice President and Chief Financial Officer